Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of August 22, 2013, is among LEGGETT & PLATT, INCORPORATED, a Missouri corporation (the “Borrower”), the lenders party hereto and JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”).

The Borrower, the Administrative Agent and certain lenders have entered into that certain Credit Agreement dated as of August 19, 2011 (as amended herein and as may be further amended, modified, supplemented or restated, the “Agreement” and capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby).

The Borrower, the Administrative Agent and the lenders party hereto now desire to amend the Agreement as herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

ARTICLE 1.

Amendments

Section 1.1. Amendments to Section 1.01.

(a) The following new term, “First Amendment Effective Date”, is hereby added to Section 1.01 of the Agreement in the correct alphabetical order:

“First Amendment Effective Date” means August 22, 2013.

(b) The term “Commitment” in Section 1.01 of the Agreement is hereby amended by deleting therefrom the last two sentences thereof in their entirety and inserting the following in lieu thereof:

The amount of each Lender’s Commitment as of the First Amendment Effective Date is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Increase Commitment Supplement pursuant to which such Lender shall have assumed or increased its Commitment, as applicable. As of the First Amendment Effective Date, the aggregate amount of the Lenders’ Commitments is $600,000,000.

(c) The term “Fixed Rate” in Section 1.01 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Fixed Rate” means, with respect to any Fixed Rate Borrowing (other than a Fixed Rate Borrowing denominated in Mexican Pesos, British Pounds Sterling or Canadian Dollars), the Available Currency in which it is denominated and the Interest Period therefor, the rate appearing on the Reference Page (as defined below in this definition) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits denominated in such Available Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Fixed Rate” with respect to such Fixed Rate Borrowing, such Available Currency and such Interest Period shall be the rate at

FIRST AMENDMENT TO CREDIT AGREEMENT, Page 1

which deposits in the Dollar Equivalent amount of $1,000,000 denominated in such Available Currency and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London or European (as determined by the Administrative Agent) interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The “Fixed Rate” with respect to a Fixed Rate Borrowing denominated in Mexican Pesos with respect to each day during each Interest Period therefor shall be a rate of interest per annum equal to the Mexican Peso Negotiated Rate. For purposes hereof, the “Mexican Peso Negotiated Rate” means, with respect to a Fixed Rate Borrowing denominated in Mexican Pesos, for the relevant Interest Period, a rate per annum established by JPMorgan Chase Bank, N.A. in its sole and absolute discretion, as last quoted to Borrower no later than 11:00 a.m., London time, three Business Days prior to the disbursement or renewal of such Fixed Rate Borrowing denominated in Mexican Pesos. The “Fixed Rate” with respect to a Fixed Rate Borrowing denominated in British Pounds Sterling with respect to the Interest Period therefor shall be the London interbank offer rate (LIBOR) administered by the British Bankers Association (or any other person which takes over the administration of that rate) as displayed on page LIBOR01 or LIBOR02 of the Reuters screen as at or about 11:00am London time on the first day of such Interest Period (or any replacement Reuters page which displays that rate) for a maturity comparable to the relevant Interest Period. The term “Reference Page” means, with respect to a currency, the page of the Reuters Group service providing rate quotations for deposits of such currency; provided that in the event the Applicable Rate does not appear on such service, the term “Reference Page” means the applicable page of such other comparable publicly available rate quoting service as may be selected by the Administrative Agent. For avoidance of doubt, the “Fixed Rate” with respect to a Fixed Rate Borrowing denominated in Canadian Dollars with respect to the Interest Period therefor shall be a rate of interest per annum equal to the CDOR Rate. For purposes hereof, the “CDOR Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant period displayed on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:15 a.m. (Toronto, Ontario time) on the first day of the applicable Interest Period. “Fixed Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Fixed Rate.

(d) The term “Maturity Date” in Section 1.01 of the Agreement is hereby amended by deleting from the first line thereof the reference to the date “August 19, 2016” and inserting in lieu thereof the date “August 19, 2017”.

Section 1.2. Schedule 2.01 to the Agreement is hereby deleted in its entirety and the Schedule 2.01 attached hereto is inserted in lieu thereof.

FIRST AMENDMENT TO CREDIT AGREEMENT, Page 2

ARTICLE 2.

Miscellaneous

Section 2.1. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Lenders and the Administrative Agent agree that this Amendment is a Loan Document as such term is defined in the Agreement and the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

Section 2.2. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows: (a) after giving effect to this Amendment, no Default exists; (b) after giving effect to this Amendment, the representations and warranties set forth in the Agreement are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date; (c) the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, (i) are within the legal power and authority of the Borrower, (ii) have been duly authorized by all requisite actions, (iii) do not and will not conflict with, contravene or violate any provision of or result in a breach of or default under, or require the waiver (not already obtained) of any provision of, or the consent (not already given) of any Person under the terms of the Borrower’s articles of incorporation or by laws, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower is a party or by which it is bound or to which any of its properties are subject, (iv) will not violate, conflict with, give rise to any liability under, or constitute a default under any law, regulation, order (including, without limitation, all applicable state and federal securities laws) or any other requirement of any court, tribunal, arbitrator, or Governmental Authority, and (v) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any mortgage, lien, reservation, covenant, restriction, or other encumbrance of any nature upon, or with respect to, the Borrower or any of its properties; (d) this Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms; and (e) the execution, delivery and performance of this Amendment and the transactions contemplated hereby do not require any action, approval or consent of, or filing with, any Governmental Authority. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by the Administrative Agent or any Lender nor any closing shall affect the representations and warranties or the right of the Administrative Agent and the Lenders to rely upon them.

Section 2.3. Reference to Agreement. All agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms of the Agreement, including each Loan Document, are hereby amended so that any reference in such agreements, documents, or instruments to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 2.4. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each Lender. Any assignment in violation of this Section 2.4 shall be void.

FIRST AMENDMENT TO CREDIT AGREEMENT, Page 3

Section 2.5. Counterparts. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Section 2.6. Effect of Waiver. No consent or waiver, express or implied, by the Administrative Agent or any Lender to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 2.7. Severability. Any provision of this Amendment which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non–authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

Section 2.8. Governing Law. This Amendment is governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 2.9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 2.10. MISSOURI STATUTORY NOTICE. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR(s)) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Section 2.11. Effectiveness. This Amendment shall be effective when the Administrative Agent shall have received from the Borrower and the Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

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FIRST AMENDMENT TO CREDIT AGREEMENT, Page 4

Executed as of the date first written above.

LEGGETT & PLATT, INCORPORATED

By:	/s/ Sheri L. Mossbeck
Sheri L. Mossbeck, Vice President and Treasurer

By:	/s/ Matthew C. Flanigan
Matthew C. Flanigan, Chief Financial Officer
and Executive Vice President

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Brandon K. Watkins
Brandon K. Watkins, Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Matthew Olson
Name: Matthew Olson
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Steven Dixon
Name: Steven Dixon
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Jason Krogh
Name: Jason Krogh
Title: Authorized Signatory

SUNTRUST BANK

By:	/s/ Baerbel Freudenthaler
Name: Baerbel Freudenthaler
Title: Director

RBS CITIZENS, N.A.

By:	/s/ Megan Livingston
Name: Megan Livingston
Title: Vice President

COMPASS BANK

By:	/s/ Alex Morton
Name: Alex Morton
Title: Executive Director

FIRST AMENDMENT TO CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David Bentzinger
Name: David Bentzinger
Title: Senior Vice President

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Victor J. Huebner
Name: Victor J. Huebner
Title: Authorized Signing Officer

COMERICA BANK

By:	/s/ Heather Whiting
Name: Heather Whiting
Title: Vice President

UMB BANK N.A.

By:	/s/ David A. Proffitt
Name: David A. Proffitt
Title: Senior Vice President

FIFTH THIRD BANK

By:	/s/ Robert M. Sander
Name: Robert M. Sander
Title: Vice President

ARVEST BANK

By:	/s/ Doug Doll
Name: Doug Doll
Title: President - CEO

FIRST AMENDMENT TO CREDIT AGREEMENT

SCHEDULE 2.01

TO

LEGGETT & PLATT, INCORPORATED

CREDIT AGREEMENT

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$80,000,000.00
Wells Fargo Bank, N.A.	$80,000,000.00
U.S. Bank National Association	$80,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$55,000,000.00
SunTrust Bank	$40,000,000.00
RBS Citizens, N.A.	$40,000,000.00
PNC Bank, N.A.	$40,000,000.00
Toronto Dominion (Texas) LLC	$40,000,000.00
Compass Bank	$30,000,000.00
Comerica Bank	$30,000,000.00
UMB Bank N.A.	$30,000,000.00
Fifth Third Bank	$30,000,000.00
Arvest Bank	$25,000,000.00

Total	$600,000,000.00

Schedule 2.01 to CREDIT AGREEMENT, Solo Page